EXHIBIT 10.7

Binding Letter of Intent

May 24, 2009

ISSI-Strategy

43, Ryabinovaya St.

Moscow, 121471

Attention: General Director

Dear Sir:

This binding letter of intent (“Letter”) will confirm our prior discussions regarding Antigenics, Inc. and ISSI-Strategy (the “Parties”) entering into a distribution arrangement for ISSI-Strategy to distribute Antigenics Inc.’s autologous cancer vaccine, Oncophage® in the Russian Federation, and provide related services (the “Proposed Transaction”). This Letter supersedes any prior letters or discussions regarding the Proposed Transaction. This Letter is intended to create binding legal and contractual obligations of the Parties with respect to matters set forth herein, and upon the breach by a Party of its obligations in any material respect, the injured Party shall have such rights and remedies with respect thereto as are available to it under applicable law.

1. Definitive Agreement; Binding Effect. The Parties have engaged in negotiations and reached agreement in principle to enter into one or more agreements (the “Agreement”) to reflect the Proposed Transaction. The terms and conditions attached hereto as Exhibit A sets forth the agreement of the Parties in principal with respect to the Proposed Transaction, and will form the basis of the Agreement. The Agreement will contain mutually agreeable terms and conditions consistent with this Letter.

2. Negotiation of Amendment. The Parties shall use commercially reasonable efforts to complete negotiations and execute the Agreement as quickly as reasonably possible. Until the Agreement is executed, the Parties agree that the provisions of this Letter (including the attached Exhibit A) shall govern their relationship. Upon execution and delivery of the Agreement, this Letter shall be superseded thereby and the rights and obligations of the Parties with respect to the Proposed Transaction shall thereafter be governed by the Agreement.

3. Confidentiality. Each Party acknowledges and agrees that it continues to be bound by the terms of that certain Mutual Confidential Disclosure Agreement between the Parties effective dated April 15, 2009 (the “Confidentiality Agreement”), as set forth in Exhibit B attached hereto with respect to any Confidential Information (as defined in the Confidentiality Agreement) of the other Party received by it hereunder.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

4. Expenses. Each Party shall pay its own fees and expenses and those of its agents, advisors, attorneys and accountants with respect to the negotiation of the Agreement.

5. No Other Agreements; No Third Party Beneficiary. The Parties agree that as of this date there are no oral or written representations, agreements or understandings concerning the subject matter of this Letter or the transactions contemplated herein. No person or entity other than the Parties to this Letter shall have any rights under this Letter.

6. Governing Law; Language. This Letter shall be governed by and construed in accordance with the laws of [**], without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction.

If the foregoing accurately reflects your understanding, please so indicate by signing a copy of this Letter in the space provided below and returning it to me.

Sincerely yours,

/s/ Garo Armen
Garo Armen
Antigenics, Inc.

Confirmed and agreed to this          day of May, 2009.

By:	/s/ Alexy Shvets
Title:	General Director

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

EXHIBIT A

Basic Principles for the Agreement

1. Parties

Antigenics, Inc. (“Antigenics”)

ISSI-Strategy (“ISSI”)

2. Purpose and Scope

Agreement for ISSI to distribute Antigenics’ autologous cancer vaccine, Oncophage® (“Product”) in Russia, and provide related import/export and logistics management and commercialization services.

Product will be manufactured and supplied by Antigenics.

ISSI will only sell product to hospitals in Russia pre-approved by Antigenics.

ISSI will be responsible for activities related to arranging of export of biomaterials required for Product manufacture (“Biomaterials”), as it is prescribed below, and importing Product and ensuring timely delivery of Product to hospitals at ISSI’s sole cost and expense in the territory of Russian Federation, including but not limited to:

•	Preparation of required documents for Product import

•	Payment of all custom fees and duties (est. [**] of cost of goods ) and VAT (est. [**] of cost of goods)

•	Payment of all Customs Broker Service fee (est. [**])

•	Obtaining and holding import Product license (and renew yearly)

•	Obtaining and holding all Customs permissions related to Product import

•	Customs clearance and Product batch certification (to be performed without the box being opened

•	Ensure Product package clears Russia customs for immediate delivery of the Product to hospital

•	Re-icing of the Product with dry ice prior to clearing the bonded warehouse at the airport (if needed)

•	Help arranging a courier for Biomaterial export

•	ISSI can train and assist with the administrative management of the tumor paperwork

ISSI will enter into agreements (pre-approved by Antigenics) with hospitals (pre-approved by Antigenics) for the purchase of Product.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

3. Shipping terms

Title and risk of loss of Product to transfer to ISSI upon [**] the Product by [**] at the [**].

4. Initial Pricing

ISSI will purchase Product from Antigenics for [**] USD. (This price does not include customs duties or VAT which are payable by ISSI).

Antigenics will have the right to change the supply price to ISSI for Product after [**] of the agreement.

ISSI shall sell the Product to clinics under the price, previously agreed with Antigenics, which will include ISSI expenses for forming all the necessary licenses and permitions for the Product import, for import customs processing, for all the necessary payments, payment taxes, shipping and storing expenses, advertising expenses, marketing expenses etc. in the territory of the Russian Federation and also ISSI’s income.

The agreement price is defined under the supposed quantity of patients which will use the Product for healing ([**] persons per year).

The Agreement price is $[**] USD.

5. Payment terms

ISSI to pay Antigenics the price for buying Oncophage by wire transfer within [**] days of [**] for the Product.

6. Marketing

Antigenics and/or its third party designees retain marketing/promotion responsibilities.

7. Exclusivity

ISSI to serve as Antigenics’ exclusive distributor for Oncophage in Russia for 3 years. However, Antigenics can render the arrangement non-exclusive or terminate the agreement as set forth in the Termination provisions below.

8. Non-compete

During the term of agreement and for a period of [**] thereafter, ISSI will not (1) engage in the business of developing, manufacturing, marketing, providing or distributing: (A) any [**], or (B) any [**], or (2) consult with, advise or assist in any way, whether or not for consideration, any corporation, limited liability company, partnership, firm or other business organization in developing, manufacturing, marketing, providing, or distributing any of the following: (A) any [**], or (B) any [**].

9. Compliance

ISSI will comply with all applicable laws, rules and regulations, the Agreement, and Antigenics’ standards and procedures.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

10. Term

Agreement will have an initial term of 3 years unless extended by mutual agreement or earlier terminated in accordance with the agreement terms.

11. Termination

ISSI-Strategy can terminate on [**] written notice in the event of the other party’s (i) bankruptcy, insolvency, or similar filing, or (ii) material breach of the Agreement if not cured within the [**]. Material breach would include without limitation:

a.)	should confidentiality terms be breached; or

b.)	should force majeure circumstances take place that is not cured within [**]

Antigenics may terminate the Agreement or render the arrangement non-exclusive upon written notice in the event:

a.)	Antigenics enters into [**];

b.)	in the event ISSI refuses to place a purchase order for Product where there is a legitimate request for product by an approved center in Russia or sells Product at a price not agreed to between the Parties or other than to a hospital approved by Antigenics.

Otherwise, Antigenics may terminate or render the arrangement non -exclusive in its entirety for any reason or no reason upon [**] prior written notice.

12. Disclaimer

Given the unique nature of the Product the Agreement will provide that Antigenics can not guarantee that it will be able to successfully manufacture or deliver Product in any or all circumstances.

13. Reference

Any dispute, controversy or claim which may arise out of or in connection with the present contract (agreement), or the execution, breach, termination or invalidity thereof, shall be settled by the [**] at the [**] in accordance with its rules.

This Letter shall be governed by and construed in accordance with the laws of [**], without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

The present Agreement is prepared in two exemplars both in Russian and in English. The English and Russian versions are authentic.

Acknowledged and agreed. ANTIGENICS INC.

By:	/s/ Garo H. Armen
Name:	Garo H. Armen
Title:	CEO

ISSI-STRATEGY

By:	/s/ Alexy Shvets
Name:	Alexy Shvets
Title:	General Director

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

EXHIBIT B

See attached Mutual Confidential Disclosure Agreement dated April 19, 2009 between the Parties.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.